Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105866, 333-10815, 333-10817, 333-28269, 333-57653, and 332-89448 on Form S-8 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedule of Rural Cellular Corporation and Subsidiaries (the “Company”) (which includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard Nos. 142 and 150), and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 11, 2005